XL Capital Ltd
                                                                        XL House
                                                             One Bermudiana Road
                                                          Hamilton HM 11 Bermuda
                                                           Phone: (441) 292-8515
                                                             Fax: (441) 292-5280

NEWS RELEASE

IMMEDIATE

Contact:        Gavin R. Arton                                 Roger R. Scotton
                Investor Relations                             Media Relations
                441-294-7104                                   441-294-7165


XL CAPITAL LTD ANNOUNCES EFFECTIVENESS OF THE POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENTS COVERING RESALES OF ITS ZERO-COUPON CONVERTIBLE DEBENTURES DUE 2021 AND ITS LIQUID YIELD OPTION(TM) NOTES DUE 2021



Hamilton, Bermuda (December 9, 2003) - XL Capital Ltd (NYSE: XL) ("XL") announced today that the Post-Effective Amendments, filed on December 5, 2003, to the Registration Statements on Form S-3 (SEC File No. 333-66976 and SEC File No. 333-73410) (the "Registration Statements") covering (i) resales of XL's Zero-Coupon Convertible Debentures due May 23, 2021 (the "Debentures") by the holders of the Debentures and the ordinary shares of XL into which the Debentures are convertible and (ii) resales of XL's Liquid Yield Option(TM) Notes due September 7, 2021 (the "LYONs") by the holders of the LYONs and the ordinary shares of XL into which the LYONs are convertible, respectively, were each declared effective by the Securities and Exchange Commission as of noon Eastern Standard Time on December 9, 2003. As contemplated by the registration rights agreements entered into at the time of the original offerings of the Debentures and the LYONs, the Post-Effective Amendments were filed to de-register certain of the Debentures and the LYONs and the


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ordinary shares into which each are convertible pursuant to an undertaking in the Registration Statements to de-register such number of Debentures and LYONs and ordinary shares as remain unsold as of the termination of the respective registered offerings. The offerings contemplated by the Registration Statements have terminated by virtue of the expiration of XL's contractual obligations to maintain the effectiveness of the Registration Statements.



XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of September 30, 2003, XL Capital Ltd had consolidated assets of approximately $39.6 billion and consolidated shareholders' equity of approximately $7.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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